Exhibit 99.1

NEWS BULLETIN

FOR FURTHER INFORMATION:
At the company:
Bruce P. Erdel
Vice President - Finance
(417) 890-0102

FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 25, 2000

SPRINGFIELD, Mo., August 25, 2000 - DT Industries, Inc. (Nasdaq: DTII)

announced today that Louis Pallay, the President of Kalish Inc., the company's wholly-owned subsidiary headquartered in Montreal, Canada, and Graham Lewis, the company's President - Packaging Machinery Group, have been placed on administrative leave pending the results of the investigation of an overstatement of certain asset accounts at Kalish. Effective immediately, David Buckley, Kalish's Vice President - Operations, will assume the day-to-day management responsibilities at Kalish on an interim basis and Stephen J. Gore, the company's President and Chief Executive Officer, will assume the role of President - Packaging Machinery Group on an interim basis.

DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

Certain statements included herein that are not historical statements about the company's expectations or beliefs, are forward-looking statements. The company's actual results for current or future periods could differ materially from the expected results because of a variety of factors, including the results of the investigation described herein, economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, cost overruns on certain projects, excess product warranty expenses, collectability of past due customer receivables, changes in interest rates, increased inflation, currency exchange fluctuations and other factors described in the company's filings with the U.S. Securities and Exchange Commission.